UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                      March 8, 2005

FLEETWOOD ENTERPRISES, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	1-7699	95-1948322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3125 Myers Street, Riverside, California                 92503-5527

(Address of principal executive offices)

Registrant’s telephone number, including area code              (951) 351-3500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.                                       Entry into a Material Definitive Agreement.

On March 8, 2005, Edward B. Caudill, President and Chief Executive Officer of Fleetwood Enterprises, Inc. (the “Company”) announced his resignation, effective as of such date.

On March 8, 2005, the Board of Directors (the “Board”) of the Company named Elden L. Smith as the Company’s new President and Chief Executive Officer.  In connection with this appointment, on March 9, 2005 the Company and Mr. Smith entered into an employment agreement as well as a stock option plan and agreement.  A summary of the agreement and plan is set forth in Item 5.02 and incorporated by reference herein.  A copy of the press release announcing Mr. Smith’s appointment and Mr. Caudill’s resignation is attached as Exhibit 99.1.

 Item 5.02                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 8, 2005, Edward B. Caudill, President and Chief Executive Officer of the Company announced his resignation, effective as of such date.

On March 8, 2005, the Board named Elden L. Smith as the Company’s new President and Chief Executive Officer.  Mr. Smith previously served as senior vice president of the Company’s recreational vehicle group until his retirement in 1997.  He joined the Company in 1968 and held positions of increasing responsibility with the Company’s recreational vehicle group.  Mr. Smith has also been appointed as a member of the Board, with a term expiring at the September 2007 annual meeting of stockholders.

On March 8, 2005, the Company entered into an employment agreement with Mr. Smith to serve as the Company’s President and Chief Executive Officer (the “Employment Agreement”), as well as a separate stock option plan and agreement (the “Stock Option Plan”).  The following summaries of the Employment Agreement and Stock Option Plan are qualified in their entirety by reference to the text of the respective agreements.  Under the terms of the Employment Agreement, the Company will provide Mr. Smith with a competitive salary with the potential of significant bonus plan compensation in the event the Company performs well under his leadership.  Mr. Smith’s annual base salary as President and Chief Executive Officer will be $873,000 and his annual target bonus compensation opportunity will be $1,067,000.  Fifty percent of the bonus award is based on individual performance with the remainder based on Company-wide performance.  Mr. Smith’s total direct compensation target includes an annual long-term performance target of $1,127,000 and annual stock option grant targets, issued in March and September of each year, of $563,500 per grant for an aggregate total of $1,127,000 in option grants.  He will receive long-term performance and stock option grants on essentially the same schedule as other officers.

Pursuant to the Employment Agreement, the Company shall employ Mr. Smith at will, and either he or the Company may terminate his employment at any time and for any reason, with or without cause.  If the Company terminates Mr. Smith’s employment, the Company shall be under no obligation to continue to compensate Mr. Smith unless his employment is terminated in connection with a “change of control” (as defined in the Employment Agreement).  If, within twelve months following a change of control, Mr. Smith’s employment is terminated by the Company or by Mr. Smith for “good reason” (as defined in the Employment Agreement), Mr. Smith may be entitled to the receipt of certain severance payments and other benefits for up to two years following such termination.  In connection with his employment, the Board has agreed to waive the Company’s mandatory retirement age of 65 with respect to Mr. Smith, who is now 64, and extended such mandatory retirement age to 70 solely for Mr. Smith.

Pursuant to the Stock Option Plan, which was adopted without stockholder approval pursuant to NYSE Rule 303A(8), Mr. Smith was awarded an initial stock option grant of 79,000 options upon commencement of his employment.  The stock option is a non-qualified grant with an exercise price equal to the market price on the date of grant and vests ratably over three years.  He also is eligible to participate in the Company’s Long-Term Performance Plan under the same performance targets established for other participants.

The press release issued by the Company concerning these actions is attached hereto as Exhibit 99.1.

 Item 9.01                                          Financial Statements and Exhibits.

(a)                                  Inapplicable.

(b)                                 Inapplicable.

(c)                                  Exhibits.

Index to Exhibits

99.1                           Press release of Fleetwood Enterprises, Inc. dated March 9, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEETWOOD ENTERPRISES, INC.

Date: March 11, 2005

	By:	/s/ Leonard J. McGill

Leonard J. McGill

Senior Vice President, Corporate Finance; Chief Governance Officer